UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Synthesis Energy Systems, Inc.
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Explanatory Note

This filing consists of (i) a press release issued by Synthesis Energy Systems, Inc. (the “Company”) on February 10, 2012 to announce earnings for the fiscal second quarter ended December 31, 2011 and (ii) a press release issued by the Company on February 9, 2012 to annouce that its joint venture SES Resources Solutions Ltd. entered into an agreement to conduct a feasibility study for Ncondezi Coal Company Limited.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Q2 Earnings Press Release

Synthesis Energy Systems, Inc. Announces Financial Results for the

Second Quarter of Fiscal 2012

HOUSTON, February 10, 2012 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, today announced financial and operating results for the second quarter of fiscal 2012, ended December 31, 2011.

“During the second quarter of 2012, we continued to execute our strategy to create value for our shareholders through technology licensing with related engineering services and equipment sales, equity partnerships and participation in low cost coal resources,” stated Robert Rigdon, President and CEO. “We continue to make good progress and our business development opportunities are robust and expanding.

Mr. Rigdon continued, “Since the beginning of our Zaozhuang (ZZ) Joint Venture operation three years ago, it has been remarkable in demonstrating the robustness, reliability and efficiency of our technology as well as our technical and operating capability. Due to the mutual desire of ourselves and our off-taker, Hai Hua, to improve financial results from the operation, we have set an objective for ZZ Joint Venture plant to achieve sustainable profitable operations in the near term. To this point we are choosing not to operate the ZZ Joint Venture plant while we are in commercial discussions with Hai Hua to achieve this goal. In December, we signed a Framework Agreement with Hai Hua that outlines the necessary steps and responsibilities of the parties to more effectively integrate the ZZ Joint Venture plant and Hai Hua’s methanol unit along with longer term plans for expanding the operation at the ZZ Joint Venture plant into production of other chemicals and energy products. We plan to resume operations at the ZZ Joint Venture plant once a definitive agreement has been reached and the integration work has been completed. We are holding our costs very low during this time. We remain confident in realizing results from our overall growth strategy as well as achieving profitable results from the ZZ Joint Venture plant and our newest China project, the Yima Joint Venture plant, which is expected to begin operating this summer.”

Second Quarter 2012 Financial Results (Unaudited)

Total revenue for the three months ended December 31, 2011, was $183,000 versus $2.9 million for the three months ended December 31, 2010.

Product sales from the Company’s ZZ Joint Venture plant were $19,000 for the three months ended December 31, 2011, compared to $2.6 million for the three months ended December 31, 2010. The Company continues to work with Hai Hua on alternatives to collect the unpaid the contractual capacity fees due of approximately $1.0 million per quarter including the recovery of these fees from the new commercial structure under development. The decrease in product sales for the second quarter of 2012 is attributable to the discontinuation of syngas production at the ZZ Joint Venture plant in September 2011.

Technology licensing and related services revenues for the three months ended December 31, 2011 were $164,000 versus $302,000 for the three months ended December 31, 2010. The licensing revenue for the second quarter of fiscal 2012 relates to the feasibility study that is underway with Ambre Energy of Australia for a planned coal-to-liquids project.

The operating loss for the second quarter of fiscal 2012 was $4.8 million versus an operating loss of $3.5 million for the second quarter of 2010. The increase in operating loss was primarily due to the decrease in the ZZ Joint Venture plant’s revenue offset, in part, by the related decrease in the cost of sales and plant operating expenses. On a sequential basis, the operating loss excluding non-cash charges was $3.9 million for the second quarter of fiscal 2012 compared to $3.7 million for the first quarter of fiscal 2012.

The net loss attributable to stockholders for the second quarter of fiscal 2012 was $5.0 million, or $0.10 per share, versus a net loss of $3.6 million, or $0.07 per share, for the prior year’s second quarter.

At December 31, 2011, the Company had cash and cash equivalents of $24.4 million and working capital of $18.7 million.

Corporate Highlights

•

SES, China Energy and ZJX agreed to extend the closing period of their share purchase agreement through March 31, 2012. The extension allows time for Yima Coal Industry Group Co., Ltd. (“Yima”) and its advisors to complete their due diligence and reviews of Yima’s proposed investment, including evaluating efficient structures for the proposed transaction.

•

SES and Hai Hua continue to advance their discussions to restructure the ZZ Joint Venture for improved financial performance. A framework agreement has been signed that outlines the required steps and responsibilities of the parties. As part of the restructuring of the JV, it is contemplated that Hai Hau’s methanol unit will be integrated into the ZZ Joint Venture plant. The parties intend to complete a definitive agreement as quickly as possible with a goal to strengthen the financial performance of the ZZ Joint Venture plant by sharing in profits from the integrated methanol production.

•

SES continues to advance potential business development opportunities in India on projects that include downstream products such as ammonia, liquid transportation fuels, and reducing fuel gas for steel production.

•	SES Resource Solutions, SES’ joint venture with Midas Resources, continues to advance integrated coal resources and gasification project development opportunities in parts of Asia and Africa.

•

SES is completing the feasibility study for Ambre Energy for their coal-to-liquids project in Queensland, Australia. The ambreCTL project study performed by SES will be incorporated into a larger plant study being performed by Ambre’s engineering contractor in Australia to be used for bank financing for the project.

Conference Call Information

Senior management will hold a conference call to review the Company’s financial results for the second quarter of 2012 and provide a corporate update this morning at 8:30 a.m. Eastern Time.

To access the live webcast, please log on to the Company’s Website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live telephone conference call by dialing (800) 860-2442 and international callers should dial (412) 858-4600. An archived version of the webcast will be available on the Company’s website through March 12, 2012. A telephone replay of the conference call will be available beginning approximately one hour after the completion of the call and will be available through March 12, 2012. Domestic callers can access the telephonic replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access code for the live call and the replay is 10009077#.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which the Company licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the China Energy and Zuari transactions as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice

In connection with the proposed transaction, SES has filed a preliminary proxy statement, and intends to files a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com

- TABLES FOLLOW -

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue:
Product sales and other — related parties	$19	$2,579	$2,121	$3,997
Technology licensing and related services	164	302	471	506
Other	—	—	86	—

Total revenue	183	2,881	2,678	4,503

Costs and Expenses:
Costs of sales and plant operating expenses	881	2,564	4,085	3,870
General and administrative expenses	3,112	3,131	6,071	6,318
Project and technical development expenses	62	44	128	129
Stock-based compensation expense	292	37	359	264
Depreciation and amortization	641	650	1,281	1,330

Total costs and expenses	4,988	6,426	11,924	11,911

Operating loss	(4,805)	(3,545)	(9,246)	(7,408)

Non-operating (income) expense:
Equity in losses of joint ventures	402	172	834	226
Foreign currency gains	(202)	(242)	(615)	(497)
Interest income	(26)	(51)	(63)	(91)
Interest expense	142	170	326	316

Net loss	(5,121)	(3,594)	(9,728)	(7,362)
Less: net loss attributable to noncontrolling interests	74	33	141	59

Net loss attributable to stockholders	$(5,047)	$(3,561)	$(9,587)	$(7,303)

Net loss per share:
Basic and diluted	$(0.10)	$(0.07)	$(0.19)	$(0.15)

Weighted average common shares outstanding:
Basic and diluted	50,862	48,429	50,860	48,390

SYNTHESIS ENERGY SYSTEMS, INC.

(A Development Stage Enterprise)

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	September 30,
	December 31, 2011	June 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$24,390	$32,176
Accounts receivable	701	2,574
Prepaid expenses and other currents assets	2,392	1,382
Inventory	1,054	913

Total current assets	28,537	37,045
Property, plant and equipment, net	34,566	35,183
Intangible assets, net	1,156	1,226
Investment in Yima joint ventures	33,956	33,520
Other long-term assets	3,761	3,000

Total assets	$101,976	$109,974

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$7,386	$6,113
Current portion of long-term bank loan	2,444	2,380

Total current liabilities	9,830	8,493
Long-term bank loan	3,603	4,697

Total liabilities	13,433	13,190

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 50,863 and 50,850 shares issued and outstanding, respectively	509	509
Additional paid-in capital	205,425	205,055
Deficit accumulated during development stage	(121,499)	(111,912)
Accumulated other comprehensive income	4,972	3,848

Total stockholders’ equity	89,407	97,500
Noncontrolling interests in subsidiaries	(864)	(716)

Total equity	88,543	96,784

Total liabilities and equity	$101,976	$109,974

Ncondezi Press Release

Synthesis Energy Systems Announces Agreement for Feasibility Study with

Ncondezi Coal Company

HOUSTON, TEXAS — February 9, 2012 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (“SES”) announced today that its joint venture, SES Resource Solutions, Ltd. (“SRS”), has entered into an agreement with Ncondezi Coal Company Limited (AIM: NCCL) (“Ncondezi”) for a study to determine the feasibility of mining and exporting up to 15 million tons per year (Mtpa) of low volatile coal, in addition to Ncondezi’s export thermal grade coal resources, from the Ncondezi Project in Mozambique.

Under terms of the agreement, low volatile coal from Mozambique will be analyzed for its gasification characteristics. The study will also assess the economics of shipping the coal to major Asian countries, and subsequent conversion to substitute natural gas (“SNG”) by SES’s U-GAS® gasification technology. The study is expected to last approximately three months. Depending on the study results, the SRS joint venture and Ncondezi will negotiate the terms of a joint development agreement to facilitate commercialization of Ncondezi’s low volatile coal resources.

“This is an important milestone for SES and SRS as it could potentially allow Ncondezi and SRS to partner in monetizing these coal resources which would further enhance major projects utilizing SES technology,” stated Robert Rigdon, President and CEO of SES. “We, SRS and Ncondezi recognize the potential for developing the low volatile coal resources contained within Ncondezi’s extensive licenses in Mozambique that could be ideally suited for SRS projects. We look forward to working with Ncondezi through the SRS joint venture to complete this study.”

Graham Mascall, CEO of Ncondezi, said, “We are pleased to have entered into this agreement with the SRS joint venture and look forward to working with SES and SRS to successfully complete this study and advance our mutual interest in developing the significant resources of low volatile coals that occur in our Ncondezi Project in addition to the export thermal coal resources already identified.”

Mike Oppenheimer, Chairman of SRS, commented, “We expect that sustained strength in energy demand, especially in the high growth Asian economies, will create opportunities to develop new coal supply sources globally. SRS has been established to deploy our innovative business approach and SES technology to create value for investors through linked coal resource and energy market development. The Ncondezi Project is an exciting example of the SRS business model.”

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

About SES Resource Solutions, Ltd.

SES Resource Solutions, Ltd. (SRS), a 50/50 joint venture between Synthesis Energy Systems, Inc. and Midas Resources AG, was created to provide additional avenues of commercialization for SES’ U-GAS® technology. Key objectives of the joint venture are to identify and procure low cost, low grade coal resources for which SES’ technology and the joint venture’s know-how represent the best route to commercialization; to provide investment opportunities in integrated coal resources and gasification facilities and coal resources; and to facilitate the establishment of gasification projects globally based on SES’ technology. For additional information on SRS, please visit http://www.synthesisenergy.com/Our-Business/SES-Resource-Solutions-79.html

About Ncondezi Coal Company

Ncondezi Coal Company Limited is a listed company on the AIM market of the London Stock Exchange with coal exploration assets in the Tete Province of Mozambique. Ncondezi recently announced a provisional JORC coal resource of 1.7 billion tons at its Ncondezi Project, and is currently implementing a definitive feasibility study for an export thermal coal mine on its Ncondezi Project, which is targeted for completion in the third quarter of 2012.

SES Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the China Energy and Zuari transactions as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed transaction, SES has filed a preliminary proxy statement, and intends to files a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com